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                                                                     EXHIBIT 4.3

                     AGREEMENT OF SUBSTITUTION AND AMENDMENT
                      OF PREFERRED SHARES RIGHTS AGREEMENT


        This Agreement of Substitution and Amendment is entered into as of January 29, 2001, by and between SYBASE, INC., a Delaware corporation (the "Company") and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York banking corporation ("AST").


                                    RECITALS

A. On or about March 24, 1992, the Company entered into a Preferred Shares Rights Agreement (the "Rights Agreement") with The First National Bank of Boston (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.


                                    AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5. Section 25 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

    If to the Company:       Sybase, Inc.
                             6475 Christie Avenue
                             Emeryville, CA 94608
                             Attention: President



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    with a copy to:          Sybase, Inc.
                             6475 Christie Avenue
                             Emeryville, CA 94608
                             Attention: General Counsel

    If to AST:               American Stock Transfer & Trust Company
                             40 Wall Street
                             New York, NY 10005
                             Attention: Shareholder Services Division

6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.


                                        SYBASE, INC.



                                        By: /s/ DANIEL R. CARL
                                               Daniel R. Carl
                                               Vice President, Secretary
                                               and General Counsel


                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



                                        By: /s/ HERBERT J. LEMMER

                                        Name: Herbert J. Lemmer

                                        Title: Vice President



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